Exhibit 99.1

FOR IMMEDIATE RELEASE

Rent-A-Center Ends all Further Litigation with Vintage Capital and B. Riley

Rent-A-Center to Receive Payment of $92,500,000 in Settlement of all Litigation

relating to its Termination of the Merger Agreement with Vintage Capital

PLANO, Texas—April 22, 2019—Rent-A-Center, Inc. (NASDAQ:RCII) (“Rent-A-Center” or the “Company”), a leader in the rent-to-own industry, today announced that it had agreed in principle to settle all litigation with Vintage Capital Management, LLC (“Vintage Capital”) and B. Riley Financial, Inc. relating to the Company’s termination of the Agreement and Plan of Merger (the “Merger Agreement”), dated June 17, 2018, by and among the Company and certain affiliates of Vintage Capital. In the settlement, Rent-A-Center will receive a payment of $92,500,000 in cash. The parties have agreed to enter into a definitive settlement agreement by April 25, 2019 and that the amount due to Rent-A-Center will be paid within 28 days thereafter. In connection with the settlement, Rent-A-Center will exchange mutual releases with all other parties with respect to all matters relating to the Merger Agreement, including its termination.

After payment of all remaining costs, fees and expenses of Rent-A-Center relating to the terminated merger agreement and arising from the settlement of the litigation, it expects to retain pre-tax proceeds of approximately $80 million.

Mitch Fadel, Chief Executive Officer of Rent-A-Center, said, “We are pleased to finally conclude this matter, avoiding further litigation and providing certainty regarding the payment of the termination fee. We look forward to turning our sole and undivided attention to executing our strategic plan focused on growing our business and enhancing value for our stockholders.”

About Rent-A-Center, Inc.

A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,300 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,200 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 280 rent-to-own stores operating under the trade names of “Rent-A-Center,” “ColorTyme,” and “RimTyme.” For additional information about the Company, please visit its website at www.rentacenter.com.

Investors:

Rent-A-Center, Inc.

Maureen Short

Chief Financial Officer

972-801-1899

maureen.short@rentacenter.com